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                                                                    Exhibit 99.1
[PROBUSINESS LOGO]


                                                        4125 Hopyard Road
                                                        Pleasanton, CA 94588
                                                        (925) 737-3500
FOR IMMEDIATE RELEASE

Investor Contact:
Steven Klei
Executive Vice President, Finance
Chief Financial Officer
(925) 737-3110

                PROBUSINESS STOCKHOLDERS APPROVE MERGER WITH ADP

PLEASANTON, Calif -- March 25, 2003 -- ProBusiness Services, Inc.
(Nasdaq:PRBZ), announced that at its special meeting held today, its stockholders approved the merger of ProBusiness with a wholly owned subsidiary of Automatic Data Processing, Inc. (NYSE: ADP). Approximately 70% of the total outstanding shares, or over 95% of the votes cast at the special meeting, were voted in favor of the merger.

On January 6, 2003, ProBusiness and ADP announced that they had entered into a merger agreement providing for the acquisition of ProBusiness by ADP for $17.00 per common share in cash. The transaction is subject to customary closing conditions, including expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. As announced on February 14, 2003, the Department of Justice, Antitrust Division (DOJ) requested additional information and documentary material in connection with its review of the proposed merger. The DOJ request resulted in an extension of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. ProBusiness and ADP are responding to the DOJ request.